Exhibit (99)

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan           (651) 293-2809

FRITZE TO RETIRE AT YEAR END; NEW CHIEF FINANCIAL OFFICER ANNOUNCED

ST. PAUL, Minn., August 2, 2012: Ecolab announced that its Chief Financial Officer, Steven L. Fritze, will step down as CFO on October 1, 2012, and will retire at the end of this year. Fritze has been Ecolab’s Chief Financial Officer since 2002.

Douglas M. Baker, Jr., Ecolab’s Chairman and Chief Executive Officer also announced that Daniel J. Schmechel will become Chief Financial Officer on October 1.

“Steve has been an outstanding CFO and made lasting contributions to Ecolab throughout his 32 years of service,” Baker said. “During his tenure, Steve served in nearly every finance area, and under his leadership, strengthened the talent, processes and effectiveness in each to help build world-class operations and finance leaders. He has always acted as a business partner, consistently bringing excellent executive and strategic leadership to the entire management team.  His dedication to the company has been the hallmark of his work, and his counsel and support is something that I have valued greatly.  Steve is a terrific example of Ecolab’s culture of excellence, and we are a much better company because of his contributions.  We wish him every success in this next phase of his life.”

“I have been incredibly fortunate to have worked for such a fine company,” Fritze said. “Ecolab does good in the world, has strong values, high ethical standards and consistently wins in the marketplace. It doesn’t get better than that. I am highly confident in Dan and extremely proud of the great Finance team that we have developed over the years. Together, the team is clearly capable of supporting the business going forward without missing a beat.”

Schmechel, 52 years old, joined Ecolab in 1995 and has led almost every major finance area.  He is currently the Executive Vice President, Finance, where he has responsibility for Tax, Treasury and the Corporate Controller functions.  Prior to that, he served as SVP, Finance Services and Systems, with responsibility for Shared Services and Information Technology. Schmechel also was Senior Vice President, Global Supply Chain, on an interim basis.  During his 17 year career with Ecolab, he also has had an assignment in Europe as the SVP, Business Transformation, and has served as both the Corporate Controller and Treasurer.  Schmechel has an MBA from the Tuck School of Business at Dartmouth and a B.S. degree from Yale University.

“Dan is absolutely ready to help lead Ecolab as CFO,” Baker said. “He has served in the critical finance areas and in Europe, and possesses excellent financial and management skills.  We look forward to Dan’s leadership as we continue to pursue our aggressive growth plans.”

With 2011 pro forma sales of $11 billion and more than 40,000 employees, Ecolab Inc. (NYSE: ECL) is the global leader in water, hygiene and energy technologies and services that provide and protect clean water, safe food, abundant energy and healthy environments. Ecolab delivers comprehensive programs and services to the food, energy, healthcare, industrial and hospitality markets in more than 160 countries. For more Ecolab news and information, visit www.ecolab.com.

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Contact:

Michael Monahan

651-293-2809

August 2, 2012

(ECL-C)